UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 10, 2004

Hungarian Telephone and Cable Corp.

(Exact name of Registrant as specified in its charter)

Delaware	1-11484	13-3652685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Third Avenue, Suite 3400 Seattle, WA	98101-3034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 654-0204

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities, and

Item 8.01. Other Events

As previously reported in a Form 8-K filing on September 27, 2004, Hungarian Telephone and Cable Corp. (the “Company”) entered into certain agreements with KFKI Investment Ltd. and its affiliates (“KFKI”) (the “KFKI Agreements”). The KFKI Agreements, along with definitive agreements that the Company had previously entered into with Royal KPN NV (“KPN”), dated May 4, 2004 (the “KPN Agreement”), and MAV Rt. (“MAV”), dated July 14, 2004 (the “MAV Agreement”, and together with the KPN Agreement and the KFKI Agreements, the “PanTel Agreements”), provide through a series of transactions for the purchase by the Company of substantially all of the assets, and assumption by the Company of substantially all of the liabilities, including all the outstanding debt, of PanTel Rt. (“PanTel”). The PanTel Agreements provide for the Company to continue to operate the business under the PanTel brand name.

The transactions contemplated by the KPN Agreement involve a complex process with three critical “stages” concluding with the purchase by the Company of KPN’s 75.1% interest in the PanTel business. The conditions to the completion of the first stage included, among others, the purchase by the Company of MAV’s and KFKI’s equity stakes in PanTel, 10.1% and 14.8%, respectively, approvals from each of the Company’s and PanTel’s bank creditors and the Hungarian Competition Authority to the transactions contemplated by the PanTel Agreements and the assurance to the continued use by the Company of PanTel’s critical rights-of-way.

On November 10, 2004, the final conditions of the first stage were fulfilled as the Company purchased MAV’s and KFKI’s equity stakes in PanTel, 10.1% and 14.8%, respectively, for an aggregate purchase price of 9.9 million euros (approximately $12.8 million) and 250,000 unregistered shares of the Company’s common stock. The Company did not, however, assume control of the management of PanTel as contemplated by the KPN Agreement. The Company expects to complete the third stage which provides for the Company to take full ownership and management control of PanTel around the end of the year.

The Company funded the 9.9 million euro purchase price paid to KFKI and MAV from its working capital. The 250,000 shares were issued to KFKI pursuant to the private placement exemption under section 4(2) of the Securities Act of 1933. The shares issued by the Company to KFKI may not be transferred, other than to affiliates of KFKI, until September 2006 and only 50% of such shares may be transferred between September 2006 and September 2007. The Company granted KFKI certain registration and preemptive rights with respect to such shares.

The second stage provides for PanTel to consummate an internal transfer of substantially all of its assets and liabilities to an existing subsidiary of PanTel in order to effectuate the final structure of the overall acquisition. Completion of the third stage provides for the Company to take full ownership and control of 100% of the subsidiaries of PanTel, thereby purchasing the existing business of PanTel.

The conditions of the third stage must be fulfilled or waived by June 30, 2005 and, if not fulfilled or waived by such date, then the Company and KPN shall have certain rights to alter or terminate the transactions contemplated by the KPN Agreement.

PanTel is Hungary’s leading alternative telecommunications provider that has a fiber optical backbone telecommunications network covering all of Hungary. PanTel principally provides voice and data services to business customers throughout Hungary in competition with Magyar Tavkozlesi Rt., the formerly State controlled monopoly, and other newer entrants into these markets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HUNGARIAN TELEPHONE AND CABLE CORP.

By:	/s/ Peter T. Noone
Peter T. Noone
General Counsel

Date: November 12, 2004